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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
KEMPER CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-4255452 (I.R.S. Employer Identification No.)

200 E. Randolph Street, Suite 3300 Chicago, Illinois (Address of Principal Executive Offices)	60601 (Zip Code)

Kemper Corporation 2019 Employee Stock Purchase Plan
(Full title of the plan)

C. Thomas Evans, Jr.
Senior Vice President, Secretary and General Counsel
Kemper Corporation
200 E. Randolph Street, Suite 3300
Chicago, Illinois 60601
(Name and address of agent for service)

Tel: (312) 661-4600
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended     transition period for complying with any new or revised financial accounting standards provided pursuant to     Section 7(a)(2)(B) of the Securities Act.  ☐

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CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock $0.10 par value per share (“Common Stock”)	1,300,000	$85.91	$111,683,000.00	$13,535.98

(1)     Pursuant to Rule 416 of the Securities Act of 1933, also covers such additional number of shares as may be required in the event of a stock dividend, stock split, recapitalization or other similar event.

(2)     Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) of the Securities Act of 1933 (“Securities
Act”) and based on the average of the high and low prices of a share of the registrant’s Common Stock as reported on the New York Stock Exchange on April 25, 2019.

(3)     The proposed maximum aggregate offering price is based on the proposed maximum offering price per share times the total number of shares to be registered. These amounts are calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act.

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PART I
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.     Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Commission are hereby incorporated by reference into this Registration Statement:
(a)     the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the Commission on February 20, 2019;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, filed with the Commission on April 29, 2019;

(c)	the Registrant’s reports on Form 8-K filed with the Commission on January 15, 2019; January 30, 2019; February 8, 2019; and May 1, 2019; and
(b)     the description of the Registrant’s Common Stock under the caption “Description of Kemper Capital Stock,” beginning on page 236 of the Registrant’s Amendment No. 1 to registration statement on Form S-4 filed on April 24, 2018.
All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration

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Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.     Description of Securities.
Not applicable.
Item 5.     Interest of Named Experts and Counsel.
No expert or counsel named in this Registration Statement as having prepared or certified any part of this Registration Statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of such securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Registrant, nor was any such person connected with the Registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.
Item 6.     Indemnification of Directors and Officers.
The following is a description of the general effect of the General Corporation Law of the State of Delaware (the “DGCL”), the Kemper Corporation (“Kemper”) Restated Certificate of Incorporation, dated as of August 6, 2014 (the “Kemper Charter”), the Kemper Amended and Restated Bylaws, effective as of August 6, 2014 (the “Kemper Bylaws”) and certain contracts under which directors or officers of Kemper may be insured or indemnified against liability which such directors or officers may incur in such capacity.
Pursuant to Section 145 of the DGCL, a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall

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determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses that such court shall deem proper.
To the extent a present or former director or officer is successful in the defense of such an action, suit or proceeding referenced above, or in defense of any claim, issue or matter therein, a corporation is required by the DGCL to indemnify such person for actual and reasonable expenses incurred in connection therewith. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon, in the case of a current officer or director, receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.
The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its bylaws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.
Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. The Kemper Charter and Kemper Bylaws provide for such limitations on liability for its directors.
The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above. The Kemper Charter and Kemper Bylaws contain similar provisions. Moreover, the Kemper Charter and the Kemper Bylaws state that Kemper may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the fullest extent permitted by law and including as part thereof provisions with respect to any or all of the foregoing, to ensure the payment of such amount as may become necessary to effect indemnification as provided therein, or elsewhere. Kemper currently maintains a directors and officers liability insurance policy insuring the directors and officers of Kemper and its subsidiaries in certain instances.
The Kemper Charter and Kemper Bylaws require Kemper to indemnify and hold harmless, to the fullest extent authorized by the DGCL (or other applicable law), as the same exists or may hereafter be amended, any person who was or is made a party to or is threatened to be made a party to or is involuntarily involved in any action, suit or proceeding, whether civil, criminal,

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administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of Kemper, or is or was serving (during his or her tenure as director and/or officer) at the request of Kemper as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, whether the basis of such proceeding is an alleged action or inaction in an official capacity as a director or officer or in any other capacity while serving as director or officer, against all expense, liability and loss (including attorneys’ fees, judgments fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such proceeding. Such director or officer shall have the right to be paid by Kemper for expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL (or other applicable law) requires, the payment of such expenses in advance of the final disposition of any such proceeding shall be made only upon receipt by Kemper of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it should be determined ultimately that he or she is not entitled to be indemnified.
Each of the Kemper Charter and the Kemper Bylaws provide that, if a claim for indemnification or advancement of expenses under the Kemper Charter and the Kemper Bylaws is not paid in full within ninety (90) days after a written claim has been received by Kemper, the claimant may at any time thereafter bring suit against Kemper to recover the unpaid amount of such claim, together with interest thereon, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim, including reasonable attorneys’ fees incurred in connection therewith. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to Kemper) that the claimant has not met the standards of conduct which make it permissible under the DGCL (or other applicable law) for Kemper to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on Kemper. Neither the failure of Kemper (or of the Kemper board of directors, its directors who are not parties to the proceeding with respect to which indemnification is claimed, its shareholders, or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL (or other applicable law), nor an actual determination by any such person or persons that such claimant has not met such applicable standard of conduct, shall be a defense to such action or create a presumption that the claimant has not met the applicable standard of conduct.
The Kemper Charter and Kemper Bylaws provide that the rights conferred by the provisions regarding indemnification and right of the claimant to bring suit are not exclusive of any other right which any director, officer, representative, employee or other agent may have or hereafter acquire under the DGCL or any other statute, or any provision contained in the Kemper Charter or Kemper Bylaws, or any agreement, or pursuant to a vote of shareholders or disinterested directors, or otherwise.

Each of Kemper’s directors, including the directors who are also members of management, is a party to an indemnification and expense advancement agreement with Kemper, as permitted by

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the DGCL. The provisions of these agreements are substantially the same as the indemnification provisions applicable to the directors under the Kemper Charter and the Kemper Bylaws, except that the agreements may not be amended or terminated without the written consent of the respective director.
The foregoing statements are subject to the detailed provisions of the DGCL, the Kemper Charter, the Kemper Bylaws and the form of indemnification and expense advancement agreements between Kemper and its directors, the form of which was filed as Exhibit 10.25 to Kemper’s Current Report on Form 8-K filed February 6, 2012.
Item 7.     Exemption From Registration Claimed.
Not Applicable
Item 8.     Exhibits.
The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.

Exhibit Number	Description of Exhibit

4.1	Kemper Corporation 2019 Employee Stock Purchase Plan
5.1	Legal Opinion of Neal, Gerber & Eisenberg LLP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Neal Gerber & Eisenberg LLP (Included in Exhibit 5.1)
24.1	Power of Attorney (Included in Signature Page)
Item 9.     Undertakings.
The undersigned Registrant hereby undertakes:

1.	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

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(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on May 2, 2019.

KEMPER CORPORATION (Registrant) By: /s/ Joseph P. Lacher, Jr. Joseph P. Lacher, Jr. President, Chief Executive Officer and Director

POWER OF ATTORNEY
KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Joseph P. Lacher, Jr., President and Chief Executive Officer and C. Thomas Evans, Jr. Senior Vice President, Secretary and General Counsel, with full power to act alone, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in any and all capacities, to sign, execute and file with the Commission (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below, any and all amendments to this registration statement on Form S-8(including post-effective amendments) with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary and/or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself/she herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed on May 2, 2019, by the following persons in the capacities indicated:

Signature	Title
/s/ Robert J. Joyce Robert J. Joyce	Chairman of the Board and Director
/s/ Joseph P. Lacher, Jr. Joseph P. Lacher, Jr.	President, Chief Executive Officer and Director (principal executive officer)
/s/ James J. McKinney James J. McKinney	Senior Vice President and Chief Financial Officer (principal financial officer)

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/s/ Richard Roeske Richard Roeske	Vice President and Chief Accounting Officer (principal accounting officer)
/s/ Teresa A. Canida Teresa A. Canida	Director
/s/ George N. Cochran George N. Cochran	Director
/s/ Kathleen M. Cronin Kathleen M. Cronin	Director
/s/ Lacy M. Johnson Lacy M. Johnson	Director
/s/ Christopher B. Sarofim Christopher B. Sarofim	Director
/s/ David P. Storch David P. Storch	Director
/s/ Susan D. Whiting Susan D. Whiting	Director